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                                                                    Exhibit 99.1

          PEN HOLDINGS, INC. ANNOUNCES KENTUCKY SUPREME COURT DECISION

Nashville, Tennessee, February 16, 2001 -

Pen Holdings, Inc. today announced that the Supreme Court of Kentucky has decided to not review a February 25, 2000 two-to-one split decision of the Commonwealth of Kentucky Court of Appeals upholding a September 1998 Floyd County Kentucky Circuit jury verdict in favor of Cheyenne Resources, Inc. and its wholly-owned subsidiary, PC&H Construction, Inc. (collectively, "Cheyenne"). The Floyd County Kentucky Circuit Court jury verdict awarded Cheyenne damages of approximately $9.5 million (plus prejudgment interest currently of approximately $5 million). This lawsuit was brought against The Elk Horn Coal Corporation ("Elk Horn", a wholly-owned subsidiary of Pen Holdings, Inc.) on a case relating to a coal lease that was entered into by Elk Horn prior to the Company's purchase of Elk Horn.

The Supreme Court of Kentucky decision not to review the lower court decision renders the judgment final. The vote by the justices of the Supreme Court was three to three, with one justice recusing herself (effectively, abstaining.) Four votes were required in order to review.

This decision will have a material adverse impact on the Company's liquidity and financial position.

The Company has informed its senior lenders of the event and intends to seek any necessary waivers under its Senior Credit Facility, including previously requested waivers with respect to expected noncompliance of certain financial covenants at December 31, 2000. There can be no assurance that any necessary waivers will be obtained. In the event that the Company's senior lenders do not grant the necessary waivers, do not permit the Company to borrow under the senior credit facility, or seek to accelerate the indebtedness under the facility, this will materially and adversely impact the liquidity and financial position of the Company. The Company has not explored whether it would be successful in obtaining any substitute financing.

Bill Beckner, the Company's Chairman and CEO, said, "While we are extremely disappointed with this decision and in disbelief that a judgment such as this could be upheld, we are working with the bonding company which posted the appeal bond and other financial institutions on a financing arrangement which will allow the Company to fund the judgment over a period of time and which fits within our projected cash flows. We remain firmly committed to our customers, vendors and employees."

The Company previously had filed suit against Tredegar Industries for any judgment the Company may have to pay with regard to the Cheyenne litigation. Tredegar Industries was the owner of The Elk Horn Coal Corporation when part of the events that gave rise to the action occurred. The case against Tredegar Industries had been stayed pending the outcome of the Company's appeal to the Kentucky Supreme Court, but with this most recent decision, the Company expects that the case against Tredegar will move forward.

The statements contained in this press release that are not historical facts are "forward looking statements" (as such term is defined in the Private Securities Litigation Reform Act of 1995). Management cautions the reader that these forward-looking statements are only predictions. No assurance can be given that future results will be achieved; actual events or results may differ materially as a result of risks facing the Company. Such risks include those described under the caption "Risk Factors" in the Company's prospectus dated November 4, 1998 filed with the Securities and Exchange Commission. Such risks could cause actual results to vary materially from the future results indicated, expressed or implied, in such forward-looking statements.

Pen Holdings, Inc. is primarily engaged in the mining and sale of coal, selling predominantly to utility companies. The Company also receives royalty income from coal reserves leased to other companies. The Company's coal reserves and mining operations are in Kentucky and West Virginia.

For further information, contact Mark A. Oldham, Senior Vice President and Chief Financial Officer at (615) 371-7352 or fax (615) 371-7388 or e-mail mark oldham@pencoal.com.